Code of Ethics with Insider Trading Policy

Eudora Trust, the (“Trust”)

Adopted

September 24, 2012

1.1 Overview

This code of ethics is based on the principle that every director, officer and supervised person of the Trust is to place the interests of the clients of the Trust before his or her own personal interests at all times. Each director, officer and supervised person is to avoid any actual or potential conflicts of interest with the Trust and its clients in all personal securities transactions. Each director, officer and supervised person is to comply with the provisions of this code of ethics in all his or her personal securities transactions.

Questions concerning this code of ethics should be directed to the Trust chief compliance officer.

1.2 Definitions

1. “Access Person” means:

Any supervised person of the Trust who, in his/her regular functions or duties is regularly in a position to obtain nonpublic information regarding the purchase or sale of securities for a client and/or has access to nonpublic information regarding the portfolio holdings of any firm client.

All supervised persons of the Trust are considered to be access persons.

2. “Advisory Person” means:

a. Any Trust supervised person who, in connection with his/her regular functions or duties, is involved in making securities recommendations to a portfolio manager, or who has access to such recommendations that are nonpublic;

b. Any Trust supervised person acting as a portfolio manager;

c. Any Trust supervised person who, in connection with his regular functions or duties, makes, participates in, or executes the purchase or sale of a security for a Trust portfolio; and

d. Any supervised person of the Trust whose functions relate to the making of any recommendations with respect to the purchase or sale of a security for a Trust portfolio.

A person does not become an advisory person” simply by (i) normally assisting in the preparation of public reports, or receiving public reports, but not receiving information about current recommendations or trading; or (ii) infrequently or inadvertently obtaining knowledge of current recommendations or trading activity. All advisory persons are also access persons. However, not all access persons are advisory persons.

3. “Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) fund accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan as well as a 401k plan in which automatic payroll deductions are being made on a regular schedule.

4. “Beneficial Ownership” will be interpreted in the same manner as it would be in determining whether a person has beneficial ownership of a security as outlined in Section 16a-1(a)(2) of the 1934 Act. The determination of direct or indirect beneficial ownership shall apply to all securities which an Access Person has or acquires. For purposes of this policy, beneficial ownership includes securities held by:

• Your spouse, minor children or relatives who share the same house with you;

• An estate for your benefit;

• A trust, of which (a) you are a trustee or you or members of your immediate family have a vested interest in the income or corpus of the trust, or (b) you own a vested beneficial interest, or (c) you are the grantor and you have the power to revoke the trust without the consent of all beneficiaries;

• A partnership in which you are a partner;

• A corporation (other than with respect to treasury shares of the corporation) of which you are an officer, director, or 10% stockholder;

• Any other person if, by reason of contract, understanding, relationship, agreement, or other arrangement, you obtain benefits substantially equivalent to those of ownership; and

• Your spouse or minor children or any other person, if, even though you do not obtain from them benefits of ownership, you can vest or re-vest title in yourself at once or at some future time.

A beneficial owner of a security also includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power and/or investment power with respect to such security. Voting power includes the power to vote, or to direct the voting of such security, and investment power includes the power to dispose, or direct the disposition of such security. A person is the beneficial owner of a security if he or she has the right to acquire beneficial ownership of such security at any time within sixty days.

5. “CCO” means the Trust chief compliance officer.

6. “Control” has the same meaning as set forth in Section 2(a)(9) of the Investment Company Act of 1940 (the “1940 Act”). In summary, control means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company. Any person who owns beneficially, directly or through one or more controlled companies, more than 25% of the voting securities of a company shall be presumed to control such company.

7. “Clearing Officer” means any individual who has been assigned and accepts the responsibility of acting as a clearing officer for the Trust.

8. “Client” means any person or entity for which the Trust act.

9. “ETF’s” include shares issued by open-end and closed-end investment companies and those issued by unit investment trusts.

10. “Excluded Securities” include the following securities:

• Direct obligations of the United States government;

• Bankers’ acceptances, bank certificates of deposit, commercial paper and other high quality short-term debt instruments, including repurchase agreements;

• Shares issued by any money market fund; and

• Shares issued by open-end Trust except ETF’s and any other reportable fund, which is managed by the Trust.

11. “Fund” means an investment company registered under the investment company Act of 1940. For the purposes of this code a fund includes exchange traded Trust (“ETF's”).

12. “Immediate Family Members” includes the following:

child

grandparent

son-in-law

step-child

spouse

daughter-in-law

grandchild

sibling

brother-in-law

parent

mother-in-law

sister-in-law

step-parent

father-in-law

Immediate Family includes adoptive relationships and any other relationship (whether or not recognized by law) which could lead to possible conflicts of interest, diversions of corporate opportunity, or appearances of impropriety, which this Code is intended to prevent.

13. “Limited Offering”, also known as a “Private Placement Offering” means an offering that is exempt from registration under the Securities Act of 1933.

14. “Purchase or Sale of a Security” includes, among other things, the writing of an option to purchase or sell a security. A security is “being considered for purchase or sale” when a recommendation to purchase or sell a security has been made and communicated, and with respect to the person making the recommendation, when such person seriously considers making such a recommendation. Serious consideration includes the act of writing a trade ticket and entering an order with a broker.

15. “Reportable Fund” means:

a. Any Fund for which the Firm serves as an investment adviser as defined in section 2(a)(20) of the Investment Company Act of 1940; or

b. Any Fund whose investment adviser or principal underwriter controls the Trust, is controlled by the Trust, or is under common control with the Trust. For purposes of this section, “control” has the same meaning as it does in section 2(a)(9) of the Investment Company Act of 1940.

16. “Reportable Security” has the same meaning as set forth in Section 202(a)(18) of the Investment Advisers Act of 1940 and includes:  any note, stock, treasury stock, bond, debenture, exchange traded fund (ETF), evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security," or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

For the purposes of our Code of Ethics, all ETF’s are considered to be a reportable security.

17. “Supervised Person” has the same meaning as set forth in Section 202(a)(25) of the Investment Advisers Act of 1940. In summary, a supervised person is any officer, director, partner, and employee of an adviser for the Trust/Funds, and any other person who provides advice on behalf of an adviser to the Trust/Funds and is subject to the adviser’s supervision and control.

While Trustees of the Trust are subject at all times to the fiduciary obligations described in this Code, the Personal Investment Guidelines and Compliance Procedures in Sections 1.4 and 1.5 of this Code apply to Disinterested Trustees only if such person knew, or in the ordinary course of fulfilling the duties of that position, should have known, that during the fifteen days immediately preceding or after the date of the such person’s transaction that the same Security or a Related Security was or was to be purchased or sold for a Fund or that such purchase or sale for a Fund was being considered, in which case such Sections apply only to such transaction.

1.3 Standards of Conduct

The Trust believes all its supervised persons, as fiduciaries, have a duty of utmost good faith to act solely in the best interests of the Trust clients. The Trust fiduciary duty compels all its supervised persons to act with the utmost integrity in all dealings. This fiduciary duty is the core principle underlying this code of ethics, and represents the Trust’s core expectations related to any activities of its supervised persons.

Personal Conduct

1.

Giving or Receiving of Gifts

No supervised person, director, or officer may give or receive any gift with a value of more than $250 from any one person or entity that does business with or on behalf of the Trust, without the written approval from the Trust CCO in advance of the giving or accepting of such gift.

If any gift is given or received in excess of $250, a written report must be provided to the CCO or his/her designated person detailing the provider of the gift and the nature and value of the gift. The report must be signed by the Trust recipient or provider and the report will include an attestation that indicates that he/she is in no way obligated nor has committed the Trust to any activity which would cause the individual or Trust to be out of compliance with the code of ethics.

Providing or Receiving Entertainment

No supervised person, director, or officer may provide or be the recipient of entertainment that exceeds $250 from any one person or entity that does business with or on behalf of the Trust, without the written approval from the Trust CCO in advance of the provision or receiving of such entertainment.

This restriction does not apply to entertainment for any person and their guests in the form of an occasional meal, ticket(s) to a sporting event, theater or comparable entertainment, or an invitation to golf or to participate in similar sporting activities so long as (1) such gifts are neither so frequent nor so extensive as to raise any question of impropriety and (2) such gifts are not preconditioned on the donor obtaining or maintaining a specified level of business with the Trust and (3) the supervised person, director, or officer and any of their guests are in attendance with the individual and any guests providing or receiving such entertainment.

If any entertainment other than as outlined and meeting the three conditions in the preceding paragraph is provided or received in excess of $250, a written report must be provided to the CCO or his/her designated person detailing the provider of the entertainment and the nature and value of the entertainment. The report must be signed by the Trust recipient or provider and the report will include an attestation that indicates that he/she is in no way obligated nor has committed the Trust to any activity which would cause the individual or Trust to be out of compliance with the code of ethics

Charitable Contributions

There is no restriction on the value of tax deductible charitable contributions made by an supervised person of the Trust.

2. Service as Director for an Outside Company

Advisory persons may not serve on the board of directors of a publicly traded company without the prior written approval of the Trust CCO. Such approval shall be based upon a finding by the CCO that such service shall not be likely to result in a conflict of interest with the Trust and the person.

1.4 Personal Securities Trading Policy

A. Prohibited Transactions

No purchases or sales will be made, directly or indirectly, by any access person of the firm in any securities except those designated as excluded securities which do not require pre-clearance, and any reportable fund which does require pre-clearance prior to effecting a transaction.

B. Initial Public Offerings and Limited Offerings

No access person, directly or indirectly, will at any time participate in the purchase or sale of any initial public offering or any limited offerings.

C. Reportable Securities Transactions

No access person shall purchase or sell, directly or indirectly, any reportable security, including all forms of ETF’s, except that such person may sell any securities they may have held prior to becoming subject to this code of ethics and provided that they receive pre-clearance from the CCO or designee prior to entering a sell order.

D. Exempted Transactions

The prohibitions, pre-clearance and other requirements of this policy, do not apply to the following transactions:

a. Purchases or sales of excluded securities as defined in this policy;

b. Purchases or sales of securities effected in any account over which the access person has no direct or indirect influence or control, i.e.) a blind trust;

c. Purchases or sales of securities that are non-volitional on the part of the access person, such as dividend re-investments with respect to any securities held prior to becoming subject to the requirements of this code of ethics;

E. General Pre-Clearance of Reportable Fund Transactions

All access persons must obtain written pre-clearance as described in this code of ethics prior to executing a personal securities transaction in any reportable fund. This pre-clearance requirement extends to trusts over which the access person has discretionary authority.

Notification of a prospective transaction and any subsequent approval of a prospective transaction by a clearing officer, the CCO or designee can be given or received in electronic format. However, no transaction can be initiated until such written or electronic approval is received in advance of such transaction by the individual contemplating the transaction.

Once written approval is received for any personal securities transaction, the individual receiving such approval shall have two trading days following the day of approval to execute the transaction, after which time a new written approval must be obtained if the initial trade was not executed.

F. Advisor Managed Supervised Person Portfolios

Supervised persons of the advisor may not serve as portfolio managers to their personal accounts which are managed by the affiliated investment advisor. In addition, Advisor employees may be exempt from management fees charged by the affiliate IA Firm to manage their personal accounts.

G. Interested Party Transactions

Advisory persons may not recommend any securities transactions for purchase or sale in an IA affiliate client’s account without having previous to such recommendation disclosed to senior management of the affiliate IA, the investment committee of the affiliate IA firm, if applicable, and the affiliate IA CCO, his/her interest if any, in such securities or the issuer thereof, including without limitation:

1. any direct or indirect beneficial ownership of any securities of such issuer;

2. any contemplated transaction by such person in such securities;

3. any position with such issuer or its affiliates; and

4. any present or proposed business relationship between such issuer or its affiliates and the Advisory Person, or any party relating specifically to the recommended transaction in which the Advisory Person has an interest.

1.5 Reporting Requirements

Pre-Clearance of Reportable Fund Transactions

All Access Persons are required to obtain pre-clearance in advance for any purchase or sale, directly or indirectly, of any reportable fund prior to entering such order. Approval can be given by any clearing officer who is not a party to the transaction, by the CCO or CCO designee.

Authorization may be given via electronic or written means, however, no transaction can be initiated until such written or electronic approval is received in advance of such transaction by the individual contemplating the transaction.

Initial & Annual Holdings Reports

All access persons are required to provide a report of all personal holdings in a reportable security, ETF’s, and reportable Trust, but not excluded securities, to the Trust CCO not later than 10 calendar days after being designated as an access person. All access persons are further required to provide a report of all personal holdings in the above referenced types of securities, other than holdings of excluded securities, to the Trust CCO or designee not later than 45 calendar days after each calendar year end.

An electronic report format may be utilized in lieu of a written report.

Copies of brokerage statements which contain the same information noted below will be viewed as an acceptable form of reporting, provided they are received within thirty days of the end of any reporting period.

In addition, each access person, when submitting a written or electronic report, shall certify that the information contained in each such report is accurate, complete and that the access person has reported all required information. The report described in this Section must contain the following information:

(a) security name

(b) ticker symbol or CUSIP number

(c) number of shares or par

(d) principal amount

(e) broker, dealer or bank name

(f) date of the report

Additionally, access persons shall also list all brokerage accounts in which the access person holds a reportable security, ETF, or reportable fund.

Quarterly Transaction Reports

Not later than 30 calendar days following the end of each calendar quarter, all access persons shall submit to the CCO or designee a report listing all personal transactions in any reportable security, ETF, or reportable fund, other than transactions in excluded securities, pursuant to which the access person obtained a direct or indirect beneficial ownership interest.

An electronic report format may be utilized in lieu of a written report.

Copies of brokerage statements which contain the same information noted below will be viewed as an acceptable form of reporting so long as the CCO or designee is in receipt of such brokerage statements within 30 calendar days following the end of the calendar quarter.

The written or electronic report to be filled out by each individual access person will be provided by the CCO or designee and will also contain an attestation from the access person certifying the accuracy and completeness of the report.

If an access person effected no transactions during the applicable quarter, he/she shall still file a signed and dated report indicating as such.

As part of the quarterly report the access person will also report any new brokerage accounts established within the applicable quarter in which he/she has a direct or indirect beneficial interest.

Information to be included on the quarterly transaction report is as follows:

(a) trade date

(b) security name

(c) ticker symbol, CUSIP number, interest rate and maturity date (as applicable)

(d) number of shares or par

(e) type of transaction (purchase, sale or other)

(f) price

(g) principal amount

(h) broker name

(i) account number

(j) date of report

The following transactions are not required to be reported:

(a) Transactions in excluded securities;

(b) Transactions effected through an automatic investment plan so long as the investment allocation was determined in advance of the actual trade; and

(c) Transactions that duplicate information contained in brokerage trade confirmations or account statements received by the Trust CCO or designee no later than 30 days following the applicable calendar quarter.

Disclaimer of Ownership

A report may contain a statement that it shall not be construed as an admission by the person making the report that he has any direct or indirect beneficial ownership in the reported security.

Submission of Duplicate Periodic Statements

Each access person must arrange for duplicate copies of brokerage statements be sent to the CCO of all brokerage accounts for which they have direct or indirect beneficial interest, as well as duplicate statements for accounts of immediate family members living in the household, for which they have direct or indirect beneficial interest.

1.6 Record Keeping Requirements

The Trust CCO or designee will keep the applicable records regarding this code of ethics for the specified number of years as required in the Investment Company Act.

1.7 Certifications

Each supervised person will certify annually that they have:

1. Read and understand this code of ethics and recognize that they are subject to its provisions;

2. Complied with the applicable provisions of the code of ethics and have reported all personal securities transactions required to be reported under the Code;

3. Have provided a list of the title, number of shares or principal amount of all securities in which they have any direct or indirect beneficial ownership not later than ten days after they were designated as an access person and annually thereafter within 45 days of calendar year-end; and

4. If they are an access person, they have provided the name of any broker, dealer or bank with which they maintain an account in which any securities are held for their direct or indirect benefit.

1.8 Reporting of Violations

The Trust takes the potential for conflicts of interest caused by personal investing very seriously. Accordingly, persons that become aware of a violation of the code of ethics are required to promptly report such violation to the CCO. Any person who seeks to retaliate against a person who reports a code of ethics violation shall be subject to sanctions.

1.9 Sanctions

The Trust Chairman/Board of Directors may impose sanctions it deems appropriate upon any person who violates the code of ethics. In addition, the Trust Chairman/Board of Directors may impose sanctions it deems appropriate upon any person who has engaged in a course of conduct that, although in technical compliance with the code of ethics, is part of a plan or scheme to evade the provisions of the code of ethics. Sanctions may include a letter of censure, suspension of employment, termination of employment, fines, and disgorgement of profits from prohibited or restricted transactions.

2.0 Review and Supervisory Reporting

Review Procedures

1. The CCO shall review reports, including the initial holdings reports, annual holdings reports, quarterly transaction reports, and pre-clearance reports to detect conflicts of interest and abusive practices.

2. The Chairman/Board of Directors shall review this code of ethics annually.

Reporting Procedures

1.

The CCO shall promptly report to the Trust Chairman/Board of Directors: (a) any transaction that appears to be in violation of the prohibitions contained in this code of ethics; (b) any apparent violations of the reporting requirements contained in this code of ethics; and (c) any procedures or sanctions imposed in response to a violation of this code of ethics, including but not limited to a letter of censure, suspension or termination of the employment of the violator as imposed by the Chairman/Board of Directors of the Trust, or the unwinding of the transaction and disgorgement of the profits.

In addition, the CCO will include this information in the CCO’s Annual Report.

2. In addition, the CCO will include the following information in the CCO’s Annual Report to be completed:

(a) a copy of the current code of ethics;

(b) a summary of existing procedures concerning personal investing and any changes in the code's policies or procedures during the past year;

(c) a description of any issues arising under the code of ethics or procedures since the last report, including but not limited to information about material violations of the code of ethics, and sanctions imposed in response to material violations;

(d) an evaluation of current code of ethics and a report on any recommended changes in the existing code of ethics based upon the CCO's experience, evolving industry practices, or developments in applicable laws or regulations; and

(e) a certification that the Trust has adopted procedures reasonably necessary to prevent access persons from violating the code of ethics.

APPENDIX

INSIDER TRADING POLICIES AND PROCEDURES

The Insider Trading and Securities Fraud Enforcement Act of 1988 ("ITSFEA") requires that all investment advisers and broker-dealers establish, maintain, and enforce written policies and procedures designed to detect and prevent the misuse of material non-public information by such investment adviser and/or broker-dealer, or any person associated with the investment adviser and/or broker-dealer.

Section 204A of the Advisers Act states that an investment adviser must adopt and disseminate written policies with respect to ITSFEA, and an investment adviser must also vigilantly review, update, and enforce them. Section 204A provides that every adviser subject to Section 204 of the Advisers Act shall be required to establish procedures to prevent insider trading.

The Trust has adopted the following policy, procedures, and supervisory procedures in addition to the Code of Ethics.

SECTION I – POLICY

The purpose of this Section 1 is to familiarize the officers, directors, and supervised persons of the Trust with issues concerning insider trading and to assist them in putting into context the policy and procedures on insider trading.

Policy Statement:

No person to whom this statement on insider trading applies, including officers, directors, and supervised persons, may trade, either personally or on behalf of others (such as portfolio transactions for the Trust) while in possession of material, non-public information; nor may any officer, director, or supervised person of the Trust communicate material, non-public information to others in violation of the law. This conduct is frequently referred to as "insider trading." This policy applies to every officer, director, and supervised person of the Trust and extends to activities within and outside their duties with the Trust. It covers not only personal transactions of Trust Personnel, but indirect trading by family, friends and others, or the non-public distribution of inside information from you to others. Every officer, director, and supervised person must read and retain this policy statement. Any questions regarding the policy and procedures should be referred to the CCO.

The term "insider trading" is not defined in the federal securities laws, but generally is used to refer to the use of material non-public information to trade in securities (whether or not one is an "insider") or the communications of material nonpublic information to others who may then seek to benefit from such information.

While the law concerning insider trading is not static, it is generally understood that the law prohibits:

(a) Trading by an insider, while in possession of material non-public information; or

(b) Trading by a non-insider, while in possession of material non-public information, where the information either was disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated; or

(c) Communicating material non-public information to others.

The elements of insider trading and the penalties for such unlawful conduct are discussed below.

1. Who is an Insider? The concept of "insider" is broad. It includes officers, directors, and employees of a company. In addition, a person can be a "temporary insider" if he or she enters into a special confidential relationship in the conduct of a company's affairs and as a result is given access to information solely for the company's purposes. A temporary insider can include, among others, a company's attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. In addition, an investment adviser may become a temporary insider of a company it advises or for which it performs other services. According to the supreme court, the company must expect the outsider to keep the disclosed non-public information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider.

2. What is Material Information? Trading on inside information can be the basis for liability when the information is material. In general, information is "material" when there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions or information that is reasonably certain to have a substantial effect on the price of a company's securities. Information that officers, directors, and employees should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

3. What is Non-Public Information? Information is non-public until it has been effectively communicated to the market place. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, the Wall Street Journal or other publications of general circulation would be considered public. (Depending on the nature of the information, and the type and timing of the filing or other public release, it may be appropriate to allow for adequate time for the information to be "effectively" disseminated.)

4. Reason for Liability. (a) Fiduciary duty theory - in 1980, the Supreme Court found that there is no general duty to disclose before trading on material non-public information, but that such a duty arises only where there is a direct or indirect fiduciary relationship with the issuer or its agents. That is, there must be a relationship between the parties to the transaction such that one party has a right to expect that the other party will disclose any material non-public information or refrain from trading. (b) Misappropriation theory - another basis for insider trading liability is the, 'misappropriation" theory, where liability is established when trading occurs on material non-public information that was stolen or misappropriated from any other person.

5. Penalties for Insider Trading. Penalties for trading on or communicating material non-public information are severe, both for individuals and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:

a. civil injunctions

b. treble damages

c. disgorgement of profits

d. jail sentences

e. fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited, and

f. fines for the employer or other controlling person of up to the greater of $1 million or three times the amount of the profit gained or loss avoided.

In addition, any violation of this policy statement can be expected to result in serious sanctions by the Trust, including dismissal of the persons involved.

SECTION II – PROCEDURES

The following procedures have been established to aid the officers, directors, and supervised persons of the Trust in avoiding insider trading, and to aid in preventing, detecting, and imposing sanctions against insider trading. Every officer, director, and supervised person of the Trust must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability, and/or criminal penalties. If you have any questions about these procedures you should consult the CCO.

1. Identifying Inside Information. Before trading for yourself or others, including portfolio accounts managed for the Funds of the Trust, in the securities of a company about which you may have potential inside information, ask yourself the following questions:

i. Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the securities if generally disclosed?

ii. Is the information non-public? To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in Reuters, The Wall Street Journal or other publications of general circulation?

If, after consideration of the above, you believe that the information is material and non-public, or if you have questions as to whether the information is material and non-public, you should take the following steps:

i. Report the matter immediately to the CCO.

ii. Do not purchase or sell the security on behalf of yourself or others, including investment companies or private accounts managed by a provider.

iii. Do not communicate the information to anybody, other than to the CCO.

iv. After the CCO has reviewed the issue, you will be instructed to either continue the prohibitions against trading and communication, or you will be allowed to communicate the information and then trade.

2. Restricting Access to Material Non-Public Information. Any information in your possession that you identify as material and non-public may not be communicated other than in the course of performing your duties to anyone, including persons within your company, except as provided in paragraph I above. In addition, care should be taken so that such information is secure. For example, files containing material non-public information should be sealed; access to computer files containing material non-public information should be restricted.

3. Resolving Issues Concerning Insider Trading. If, after consideration of the items set forth in paragraph 1, doubt remains as to whether information is material or non-public, or if there is any unresolved question as to the applicability or interpretation of the foregoing procedures, or as to the propriety of any action, it must be discussed with the CCO before trading or communicating the information to anyone.

SECTION III – SUPERVISION

The role of the CCO is critical to the implementation and maintenance of this statement on insider trading. These supervisory procedures can be divided into two classifications, (1) the prevention of insider trading, and (2) the detection of insider trading.

1. Prevention of Insider Trading

To prevent insider trading the compliance official should:

(a) Answer promptly any questions regarding the statement on insider trading;

(b) Resolve issues of whether information received by an officer, director, or supervised person is material and nonpublic;

(c) Review and ensure that officers, directors, and supervised persons review, at least annually, and update as necessary, the statement on insider trading; and

(d) When it has been determined that an officer, director, or supervised person has material non-public information,

(i) Implement measures to prevent dissemination of such information, and

(ii) If necessary, restrict officers, directors, and supervised persons from trading the securities.

2. Detection of Insider Trading

To detect insider trading, the CCO should:

(a) Review the trading activity reports filed by each supervised person to ensure no trading took place in securities in which the Trust has material non-public information;

(b) Review the trading activity of the portfolio accounts managed by the affiliate investment adviser;

(c) Coordinate, if necessary, the review of such reports with other appropriate officers, directors, or supervised persons of the Trust.

3. Special Reports to Chairman/Board of Directors

Promptly, upon learning of a potential violation of the statement on insider trading, the CCO must prepare a written report to the Trust Chairman/Board of Directors providing full details and recommendations for further action.

4. Annual Reports

On an annual basis, the CCO will include the following information in the CCO’s Annual Report to be completed in accordance with Rule 206(4)-7. The report to the Chairman and Board of Directors will set forth the following:

(a) A summary of the existing procedures to detect and prevent insider trading;

(b) Full details of any investigation, either internal or by a regulatory agency, of any suspected insider trading and the results of such investigation; and

(c) An evaluation of the current procedures and any recommendations for improvement.